Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the registration statements Nos. 333-127717 and 33-136728 on Form S-8 and Nos. 333-140246 and 333-141934 on Form S-3 of our report dated September 29, 2008, with respect to the consolidated balance sheets of IsoRay, Inc. and subsidiaries as of June 30, 2008 and 2007, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the years then ended, which report appears in the Form 10-K filing for IsoRay, Inc. to be filed on September 29, 2008.

/s/ DeCoria, Maichel & Teague, P.S.

Spokane, Washington
September 29, 2008